Exhibit 99.1

FICO Announces Earnings of $4.00 per Share for Second Quarter Fiscal 2023

Revenue of $380 million vs. $357 million in prior year

BOZEMAN, Mont.--(BUSINESS WIRE)--April 27, 2023--FICO (NYSE:FICO), a leading predictive analytics and decision management software company, today announced results for its second fiscal quarter ended March 31, 2023.

Second Quarter Fiscal 2023 GAAP Results

Net income for the quarter totaled $101.6 million, or $4.00 per share, versus $104.4 million, or $3.95 per share, in the prior year period.

Net cash provided by operating activities for the quarter was $89.8 million versus $122.6 million in the prior year period.

Second Quarter Fiscal 2023 Non-GAAP Results

Non-GAAP Net Income for the quarter was $121.4 million versus $123.7 million in the prior year period. Non-GAAP EPS for the quarter was $4.78 versus $4.68 in the prior year period. Free cash flow was $88.3 million for the current quarter versus $120.2 million in the prior year period. The Non-GAAP financial measures are described in the financial table captioned “Non-GAAP Results” and are reconciled to the corresponding GAAP results in the financial tables at the end of this release.

Second Quarter Fiscal 2023 GAAP Revenue

The company reported revenues of $380.3 million for the quarter as compared to $357.2 million reported in the prior year period.

“Halfway through our fiscal year we continue to deliver strong results,” said Will Lansing, chief executive officer. “We had our biggest quarter ever, with record Scores revenues and strong Software ARR growth.”

Revenues for the second quarter of fiscal 2023 for the company’s two operating segments were as follows:

  Scores revenues, which include the company’s business-to-business (B2B) scoring solutions, and business-to-consumer (B2C) scoring solutions, were $198.5 million in the second quarter, compared to $183.7 million in the prior year period, an increase of 8%. B2B revenue increased 16%, driven largely by unit price increases partially offset by declines in mortgage originations volumes. B2C revenue decreased 8% from the prior year period.
  Software revenues, which include the company’s analytics and digital decisioning technology, as well as associated professional services, were $181.8 million in the second quarter, compared to $173.5 million in the prior year period, an increase of 5%, due to increased recurring revenue, partially offset by decreases in point-in-time revenues. Software Annual Recurring Revenue was up 17% year-over-year, consisting of 60% platform ARR growth and 7% non-platform growth. Software Dollar-Based Net Retention Rate was 114% in the second quarter, with platform software at 146% and non-platform software at 105%.

Outlook

The company is updating its previously provided guidance for fiscal 2023:

	Previous 2023 Guidance	Updated 2023 Guidance
Revenues	$1.463 billion	$1.48 billion
GAAP Net Income	$401 million	$406 million
GAAP EPS	$16.00	$16.15
Non-GAAP Net Income	$487 million	$489 million
Non-GAAP EPS	$19.42	$19.45

The Non-GAAP financial measures are described in the financial table captioned “Reconciliation of Non-GAAP Guidance.”

Company to Host Conference Call

The company will host a webcast today at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) to report its second quarter fiscal 2023 results and provide various strategic and operational updates. The call can be accessed at FICO's web site at www.fico.com/investors. A replay of the webcast will be available at our Past Events page through April 27, 2024.

About FICO

FICO (NYSE: FICO) powers decisions that help people and businesses around the world prosper. Founded in 1956, the company is a pioneer in the use of predictive analytics and data science to improve operational decisions. FICO holds more than 200 US and foreign patents on technologies that increase profitability, customer satisfaction and growth for businesses in financial services, telecommunications, health care, retail and many other industries. Using FICO solutions, businesses in more than 120 countries do everything from protecting 2.6 billion payment cards from fraud, to helping people get credit, to ensuring that millions of airplanes and rental cars are in the right place at the right time.

Learn more at http://www.fico.com

Join the conversation at https://twitter.com/fico & http://www.fico.com/en/blogs/

For FICO news and media resources, visit www.fico.com/news.

FICO is a registered trademark of Fair Isaac Corporation in the US and other countries.

Statement Concerning Forward-Looking Information

Except for historical information contained herein, the statements contained in this news release that relate to FICO or its business are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the impact of COVID-19 on macroeconomic conditions and FICO’s business, operations and personnel, the success of the Company’s business strategy and reengineering initiative, the maintenance of its existing relationships and ability to create new relationships with customers and key alliance partners, its ability to continue to develop new and enhanced products and services, its ability to recruit and retain key technical and managerial personnel, competition, the effects of, and any changes in, laws and regulations applicable to the Company’s business or its customers, the failure to protect data privacy and security, the failure to realize the anticipated benefits of any acquisitions, or divestitures, and material adverse developments in global economic conditions or in the markets we serve. Additional information on these risks and uncertainties and other factors that could affect FICO's future results are described from time to time in FICO's SEC reports, including its Annual Report on Form 10-K for the year ended September 30, 2022 and its subsequent filings with the SEC. If any of these risks or uncertainties materializes, FICO's results could differ materially from its expectations. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. FICO disclaims any intent or obligation to update these forward-looking statements, whether as a result of new information, future events or otherwise.

FAIR ISAAC CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	March 31,	September 30,
	2023	2022
ASSETS:
Current assets:
Cash and cash equivalents	$137,771	$133,202
Accounts receivable, net	338,239	322,410
Prepaid expenses and other current assets	45,316	29,103
Total current assets	521,326	484,715

Marketable securities and investments	30,812	25,650
Property and equipment, net	13,664	17,580
Operating lease right-of-use-assets	29,638	36,688
Goodwill and intangible assets, net	775,797	763,084
Other assets	131,194	114,317
	$1,502,431	$1,442,034

LIABILITIES AND STOCKHOLDERS' DEFICIT:
Current liabilities:
Accounts payable and other accrued liabilities	$82,067	$83,521
Accrued compensation and employee benefits	65,863	97,893
Deferred revenue	118,348	120,045
Current maturities on debt	107,000	30,000
Total current liabilities	373,278	331,459

Long-term debt	1,817,663	1,823,669
Operating lease liabilities	28,825	39,192
Other liabilities	53,458	49,661
Total liabilities	2,273,224	2,243,981

Stockholders' deficit	(770,793)	(801,947)
	$1,502,431	$1,442,034

FAIR ISAAC CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Quarter Ended		Six Months Ended
	March 31,		March 31,
	2023	2022	2023	2022
Revenues:
On-premises and SaaS software	$154,584	$149,088	$299,144	$275,426
Professional services	27,175	24,365	49,497	50,901
Scores	198,507	183,742	376,495	353,229
Total revenues	380,266	357,195	725,136	679,556

Operating expenses:
Cost of revenues	79,806	71,794	156,375	140,997
Research & development	40,266	36,387	76,899	75,367
Selling, general and administrative	100,158	96,414	193,153	194,462
Amortization of intangible assets	275	543	550	1,087
Gain on product line asset sale	-	-	(1,941)	-
Total operating expenses	220,505	205,138	425,036	411,913
Operating income	159,761	152,057	300,100	267,643
Other expense, net	(22,292)	(19,572)	(44,728)	(30,338)
Income before income taxes	137,469	132,485	255,372	237,305
Provision for income taxes	35,919	28,102	56,179	47,963
Net income	$101,550	$104,383	$199,193	$189,342

Basic earnings per share:	$4.04	$3.99	$7.94	$7.10
Diluted earnings per share:	$4.00	$3.95	$7.83	$7.02

Shares used in computing earnings per share:
Basic	25,116	26,145	25,080	26,662
Diluted	25,419	26,421	25,431	26,978

FAIR ISAAC CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended
	March 31,
	2023	2022
Cash flows from operating activities:
Net income	$199,193	$189,342
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,294	10,656
Share-based compensation	56,755	57,814
Changes in operating assets and liabilities	(68,391)	(25,523)
Gain on product line asset sale	(1,941)	-
Other, net	(11,666)	15,195
Net cash provided by operating activities	182,244	247,484

Cash flows from investing activities:
Purchases of property and equipment	(2,377)	(3,293)
Net activity from marketable securities	(3,384)	(2,628)
Proceeds from product line asset sales, net of cash transferred	(6,126)	2,257
Net cash used in investing activities	(11,887)	(3,664)

Cash flows from financing activities:
Proceeds from revolving line of credit and term loan	228,000	800,000
Payments on revolving line of credit and term loan	(158,500)	(806,750)
Proceeds from issuance of senior notes	-	550,000
Proceeds from issuance of treasury stock under employee stock plans	15,217	11,117
Taxes paid related to net share settlement of equity awards	(73,672)	(47,849)
Repurchases of common stock	(184,290)	(760,861)
Other, net	-	(8,819)
Net cash used in financing activities	(173,245)	(263,162)

Effect of exchange rate changes on cash	7,457	(1,793)

Increase (decrease) in cash and cash equivalents	4,569	(21,135)
Cash and cash equivalents, beginning of period	133,202	195,354
Cash and cash equivalents, end of period	$137,771	$174,219

FAIR ISAAC CORPORATION
NON-GAAP RESULTS
(In thousands, except per share data)
(Unaudited)

	Quarter Ended		Six Months Ended
	March 31,		March 31,
	2023	2022	2023	2022

GAAP net income	$101,550	$104,383	$199,193	$189,342
Amortization of intangible assets	275	543	550	1,087
Gain on product line asset sale	-	-	(1,941)	-
Share-based compensation expense	27,053	27,936	56,755	57,814
Income tax adjustments	(6,818)	(6,677)	(13,732)	(14,170)
Excess tax benefit	(612)	(2,495)	(10,916)	(8,452)
Non-GAAP net income	$121,448	$123,690	$229,909	$225,621

GAAP diluted earnings per share	$4.00	$3.95	$7.83	$7.02
Amortization of intangible assets	0.01	0.02	0.02	0.04
Gain on product line asset sale	-	-	(0.08)	-
Share-based compensation expense	1.06	1.06	2.23	2.14
Income tax adjustments	(0.27)	(0.25)	(0.54)	(0.53)
Excess tax benefit	(0.02)	(0.09)	(0.43)	(0.31)
Non-GAAP diluted earnings per share	$4.78	$4.68	$9.04	$8.36

Free cash flow
Net cash provided by operating activities	$89,803	$122,603	$182,244	$247,484
Capital expenditures	(1,526)	(2,398)	(2,377)	(3,293)
Free cash flow	$88,277	$120,205	$179,867	$244,191

Note: The numbers may not sum to total due to rounding.

About Non-GAAP Financial Measures

To supplement the consolidated GAAP financial statements, the company uses the following non-GAAP financial measures: non-GAAP net income, non-GAAP EPS, and free cash flow. Non-GAAP net income and non-GAAP EPS exclude, to the extent applicable, such items as the impact of amortization expense, share-based compensation expense, restructuring and acquisition-related, excess tax benefit, and adjustment to tax valuation allowance items. Free cash flow excludes capital expenditures. The presentation of these financial measures is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

Management uses these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. Our management believes these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity by excluding certain items that may not be indicative of recurring business results including significant non-cash expenses. We believe management and investors benefit from referring to these non-GAAP financial measures in assessing our performance when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to historical performance and liquidity as well as comparisons to our competitors’ operating results. We believe these non-GAAP financial measures are useful to investors because they allow for greater transparency with respect to key measures used by management in its financial and operating decision-making.

FAIR ISAAC CORPORATION
RECONCILIATION OF NON-GAAP GUIDANCE
(In millions, except per share data)
(Unaudited)

	Previous Fiscal 2023 Guidance	Updated Fiscal 2023 Guidance

GAAP net income	$401	$406
Amortization of intangible assets	1	1
Share-based compensation expense	120	124
Income tax adjustments	(30)	(31)
Excess tax benefit	(5)	(11)
Non-GAAP net income	$487	$489

GAAP diluted earnings per share	$16.00	$16.15
Amortization of intangible assets	0.04	0.04
Share-based compensation expense	4.78	4.93
Income tax adjustments	(1.21)	(1.23)
Excess tax benefit	(0.20)	(0.44)
Non-GAAP diluted earnings per share	$19.42	$19.45

Note: The numbers may not sum to total due to rounding.

About Non-GAAP Financial Measures

To supplement the consolidated GAAP financial statements, the company uses the following non-GAAP financial measures: non-GAAP net income, non-GAAP EPS, and free cash flow. Non-GAAP net income and non-GAAP EPS exclude, to the extent applicable, such items as the impact of amortization expense, share-based compensation expense, restructuring and acquisition-related, excess tax benefit, and adjustment to tax valuation allowance items. Free cash flow excludes capital expenditures. The presentation of these financial measures is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

Management uses these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. Our management believes these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity by excluding certain items that may not be indicative of recurring business results including significant non-cash expenses. We believe management and investors benefit from referring to these non-GAAP financial measures in assessing our performance when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to historical performance and liquidity as well as comparisons to our competitors’ operating results. We believe these non-GAAP financial measures are useful to investors because they allow for greater transparency with respect to key measures used by management in its financial and operating decision-making.

Contacts

Investors/Analysts:

Steve Weber
Fair Isaac Corporation
(800) 459-7125
investor@fico.com